As filed with the Securities and Exchange Commission on September 5, 2003
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHOLESTECH CORPORATION

(Exact name of registrant as specified in its charter)

California	3347 Investment Boulevard Hayward, California 94545	94-3065493

(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

2000 STOCK INCENTIVE PROGRAM

(Full title of the plan)

WILLIAM W. BURKE
Vice President of Finance and
Chief Financial Officer
Cholestech Corporation
3347 Investment Boulevard
Hayward, California 94545

(Name and address of agent for service)

(510) 732-7200

(Telephone number, including area code, of agent for service)

Copies to:

CHRIS F. FENNELL, ESQ.
KATHERINE STEPHENS, ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of		offering price	aggregate	Amount of
securities to be registered	Amount to be registered	per share	offering price	registration fee

Common Stock, no par value, to be issued under the 2000 Stock Incentive Program (1)	650,000 shares	$9.395 (2)	$6,106,750.00	$494.04

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2000 Stock Incentive Program by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 2, 2003.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     Cholestech Corporation (the “Company” or “Registrant”) hereby incorporates by reference in this registration statement the following documents:

     A.     The Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2003 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     B.     The Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2003 filed pursuant to Section 13(a) of the Exchange Act.

     C.     The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission (the “Commission”) on May 4, 1992 pursuant to Section 12(b) of the 1934 Act and any amendments or reports filed with the Commission for the purpose of updating such description.

     D.     The description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A as filed with the Commission on January 27, 1997 pursuant to Section 12(b) of the Exchange Act.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     As permitted by Section 204(a) of the California General Corporation Law, the Registrant’s Articles of Incorporation eliminate a director’s personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director’s fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders. This provision does not eliminate the directors’ duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

     The Registrant’s Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant has entered into Indemnification Agreements with its directors and executive officers.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number	Documents

4.1	2000 Stock Incentive Program and form of agreement thereunder

5.1	Opinion of Counsel as to legality of securities being registered

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Accountants

24.1	Power of Attorney (see page 5)

Item 9. Undertakings

     A.     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on September 5, 2003.

CHOLESTECH CORPORATION

By:	/s/ Warren E. Pinckert II

Warren E. Pinckert II
President, Chief Executive Officer and
Director (Principal Executive Officer)

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Warren E. Pinckert II and William W. Burke, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Warren E. Pinckert II Warren E. Pinckert II	President, Chief Executive Officer and Director (Principal Executive Officer)	September 5, 2003

/s/ William W. Burke William W. Burke	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	September 5, 2003

/s/ John H. Landon John H. Landon	Director	September 5, 2003

/s/ Michael D. Casey Michael D. Casey	Director	September 5, 2003

/s/ John L. Castello John L. Castello	Director	September 5, 2003

/s/ Elizabeth H. Dávila Elizabeth H. Dávila	Director	September 5, 2003

/s/ Stuart Heap Stuart Heap	Director	September 5, 2003

/s/ Larry Y. Wilson Larry Y. Wilson	Director	September 5, 2003

CHOLESTECH CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit
Number	Documents

4.1	2000 Stock Incentive Program and form of agreement thereunder

5.1	Opinion of Counsel as to legality of securities being registered

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Accountants

24.1	Power of Attorney (see page 5)